Exhibit 99.1

News

Contact:
Investor Relations:
Dennis D’Andrea
(212) 572-4384

767 Fifth Avenue	Media Relations:
New York, NY 10153	Alexandra Trower
(212) 572-4430

ESTÉE LAUDER COMPANIES REPORTS FISCAL YEAR

EARNINGS PER SHARE OF $2.40

GROWTH DRIVEN BY ROBUST INTERNATIONAL SALES AND EARNINGS

FOURTH QUARTER EPS RISES 36% ON 14% INCREASE IN SALES

New York, NY, August 14, 2008 - The Estée Lauder Companies Inc. (NYSE: EL) today reported $7.91 billion in net sales for its fiscal year ended June 30, 2008, a 12% increase over the $7.04 billion reported in the prior year.  Excluding the impact of foreign currency translation, net sales rose 8%.

The Company reported net earnings for the year ended June 30, 2008 of $473.8 million compared with $449.2 million last year.  Diluted net earnings per common share for the year rose 11% to $2.40 compared with $2.16 reported in the prior year.

William P. Lauder, Chief Executive Officer said, “Our Company delivered strong sales gains and solid double-digit earnings per share growth in both the fourth quarter and full year.  We effectively managed our business through diverse economic challenges, particularly in the United States, by building on the strength of our brand portfolio.  Importantly, our strategic investments enabled us to achieve a terrific worldwide performance, highlighted by outstanding double-digit sales and earnings growth from our international operations, where we are continuing to build market share and leverage opportunities in emerging markets.

“Our plan for fiscal 2009 is to enhance our strategies and initiatives to achieve greater levels of profitable growth.  We believe that focusing investments on our high-growth brands, promising distribution channels and international markets will enable us to meet that goal.  It is clear that our greatest strengths lie in our brands and in our employees; they are a highly effective combination that provide our consumers with the hallmark products and services that have made our Company a global leader in luxury beauty.”

Fourth Quarter Results

For the three months ended June 30, 2008, the Company reported net sales of $2.01 billion, a strong 14% increase from $1.76 billion in the fourth quarter of fiscal 2007.  Excluding the impact of foreign currency translation, net sales rose 9%.  On a reported basis, as well as in constant currency, net sales increased in each product category and geographic region.

The Company reported an outstanding 36% increase in net earnings for the fourth quarter of $120.2 million, versus $88.6 million last year.  Diluted net earnings per common share also increased 36% to $.61, compared with $.45 reported in the same prior-year period.  In the fourth quarter of fiscal 2007, the Company increased its investment spending to drive growth, acquire market share and expand geographically, especially in key international markets.

Full-Year Results by Product Category

	Year Ended June 30
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2008	2007	Basis	Currency	2008	2007	Basis

Skin Care	$2,996.8	$2,601.0	15.2%	10.3%	$405.6	$341.5	18.8%
Makeup	3,000.4	2,712.7	10.6	6.8	359.4	339.3	5.9
Fragrance	1,432.0	1,308.6	9.4	4.9	36.2	28.1	28.8
Hair Care	427.1	377.1	13.3	11.2	11.5	42.5	(72.9)
Other	54.5	38.1	43.0	39.4	(1.6)	(0.4)	(100.0)+
Special charges related to cost savings initiative	—	—			(0.4)	(1.1)
Total	$7,910.8	$7,037.5	12.4%	8.2%	$810.7	$749.9	8.1%

The net sales growth in each of the product categories in fiscal 2008 was particularly strong in view of the solid sales gains last year.

For fiscal 2008, on a reported basis, as well as in constant currency, sales increased in all product categories within each of the Company’s geographic regions.

Skin Care

•                  As a percentage, skin care sales growth was strongest in the Asia/Pacific region, owing to new whitening products and higher sales in Greater China.

•                  In addition to sales growth from certain existing products, the skin care category benefited from strong worldwide incremental sales of recent products, such as Idealist Pore Minimizing Skin Refinisher and Cyber White EX by Estée Lauder, and Acne Solutions Clear Skin System and Redness Solutions from Clinique.  The category’s growth reflected double-digit gains from the Company’s La Mer brand, due in part to the momentum from the recent launch of The Eye Concentrate.

•                  Operating income rose, primarily reflecting improved results internationally.  The overall operating results in this category were adversely impacted in the prior year by expenses related to the Company’s pharmacy channel business.

Makeup

•                  The makeup category posted solid double-digit sales growth internationally and a single-digit increase in the Americas.

•                  Double-digit growth in the Company’s makeup artist brands contributed more than 65% of the incremental sales.  The strong gains in the makeup artist brands were generated by solid product performances, additional market and door expansion, and new freestanding retail stores.

•                  Also contributing to the growth were incremental sales from the recent launches of Estée Lauder Signature Hydra Lustre Lipstick and Supermoisture Makeup from Clinique.

•                  Operating income increased, primarily reflecting strong international growth, partially offset by lower results in the United States from certain of the Company’s core brands,  as well as costs related to the establishment of new points of distribution for the M•A•C brand.  Additionally, makeup operating income reflects a valuation reserve for the impairment of certain financial instruments in connection with the divestiture of the Stila brand in fiscal 2006.

Fragrance

•                  In absolute dollars, fragrance sales growth was strongest in the Company’s European region, primarily driven by newer fragrance offerings, followed by gains in Asia/Pacific and the Americas.  Fragrance sales were tempered by the soft retail environment in the United States.

•                  While current year sales compared favorably to the prior year, the Company continues to face challenges in this product category, primarily in the United States.

•                  Contributing to the sales growth were products such as Sean John Unforgivable Woman, Dreaming Tommy Hilfiger, DKNY Be Delicious and Estée Lauder Pure White Linen Light Breeze.

•                  Operating income in the fragrance category increased, reflecting higher international growth from certain core brands as well as improved results from some of the Company’s developing brands.  These positives were partially offset by lower results from the Company’s designer fragrance business, due to incremental spending in support of new product launches as well as existing fragrances.

Hair Care

•                  Sales of hair care products increased, due to the inclusion of the Ojon brand, which was acquired in July 2007, and higher sales from Aveda and Bumble and bumble.

•                  The increase in Aveda net sales benefited from the recent launches of Smooth Infusion and Aveda Men Pure-Formance products, as well as the recent acquisition of an independent distributor.

•                  Sales at Bumble and bumble were up due to new points of distribution and increases from its hotel amenities program, which was discontinued in the fiscal third quarter.

•                  Hair care operating results declined, primarily reflecting one-time costs related to the acquisition and integration of Ojon to position the brand for future growth.  The lower results are also due to an increase in intangible asset amortization resulting from recent strategic acquisitions coupled with investments designed to support short- and long-term growth in this category through new points of distribution.

Full-Year Results by Geographic Region

	Year Ended June 30
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2008	2007	Basis	Currency	2008	2007	Basis

The Americas	$3,711.5	$3,560.9	4.2%	3.5%	$228.3	$336.4	(32.1)%
Europe, the Middle East & Africa	3,006.7	2,493.4	20.6	12.3	433.1	321.4	34.8
Asia/Pacific	1,192.6	983.2	21.3	14.6	149.7	93.2	60.6
Special charges related to cost savings initiative	—	—			(0.4)	(1.1)
Total	$7,910.8	$7,037.5	12.4%	8.2%	$810.7	$749.9	8.1%

The Americas

•                  Sales growth reflected overall gains in Canada and Latin America, as well as the inclusion of the Ojon brand.  Gains were also achieved in the United States from the Company’s makeup artist and hair care brands, and internet distribution.  These increases were partially offset by lower sales from certain of the Company’s core brands.

•                  The Company believes the soft retail environment in the United States during the year, particularly in the department store channel, as well as competitive pressures, negatively impacted certain of the Company’s brands.  These challenges have been mitigated through sales in alternative channels, such as freestanding retail stores, the internet, self-select distribution and direct-response television.

•                  Operating income in the Americas declined versus the prior-year period, primarily reflecting a difficult retail environment coupled with the investments and higher intangible asset amortization related to the Company’s hair care business mentioned above.  Operating results also reflected higher costs of global information technology systems and infrastructure.  In addition, the Company established new points of distribution for existing brands, incurred costs to streamline certain business activities to generate future efficiencies, and recorded a charge for the impairment of certain financial instruments mentioned above.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased sharply in virtually all countries in the region.  The higher sales were led by double-digit growth in the Company’s travel retail business and the United Kingdom, as well as strong gains in France, Germany and Italy.

•                  Strong double-digit sales increases were also achieved in certain emerging markets, including Russia and Eastern Europe.

•                  Operating income increased, primarily due to improved results in travel retail, the United Kingdom, Italy, the Balkans and Spain.  Partially offsetting these increases were lower results in Russia and India, reflecting spending to support market expansion in these emerging countries.  The overall operating results in this region were adversely impacted in the prior year by expenses related to the Company’s pharmacy channel business.

Asia/Pacific

•                  This region generated significant constant currency sales growth with every country posting increases.  Strong double-digit growth was generated in China, Hong Kong, Korea and Malaysia.  Japan, the Company’s largest Asian market, continued to improve with sales rising mid-single digits.

•                  In China, the Company’s largest emerging Asian market, most of the Company’s brands recorded double-digit retail sales growth, including strong like-door growth.

•                  Operating income in the region increased substantially, with all countries experiencing profit growth for the year.  Improved results were led by Japan, Hong Kong, China, Australia and Korea.

Full-Year Cash Flows

•                  For the twelve months ended June 30, 2008, net cash flows provided by operating activities increased 4% to $690.1 million, compared with $661.6 million in the prior-year period.

•                  The increase primarily reflects higher net earnings before certain non-cash items, such as depreciation, amortization and stock-based compensation.  These improvements were partially offset by the timing and level of trade payables, as well as higher accounts receivable balances, principally related to significant sales growth from the Company’s international operations.

•                  Operating cash flow was utilized primarily for capital investments, dividends, the acquisition of Ojon and the repurchase of shares of the Company’s Class A Common Stock.

Estimate of Fiscal 2009 First Quarter and Full Year

First Quarter

•                  Net sales are expected to grow between 9% and 11% in constant currency.

•                  Foreign currency translation benefit is expected to be approximately 1% versus the prior-year period.

•                  Diluted net earnings per share are projected to be between $.18 and $.25.

Full Year

•                  Net sales are forecasted to grow between 6% and 8% in constant currency.

•                  Foreign currency translation is expected to have a minimal negative impact versus the prior-year period.

•                  Diluted net earnings per share are projected to be between $2.57 and $2.72.

•                  On a product category basis, in constant currency, sales in hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa, and the Americas.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Lauder’s remarks and those in the “Estimate of Fiscal 2009 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
(2)

the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s core brands, including gift with purchase, and in the Company’s fragrance business;

(3)

consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers;

(4)	destocking by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;
(6)	shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
(7)

social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)

changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)

foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)

changes in global or local conditions, including those due to natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)

shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative;

(12)

real estate rates and availability, which may affect the Company’s ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)	changes in product mix to products which are less profitable;
(14)	the Company’s ability to acquire, develop or implement new information and distribution technologies, on a timely basis and within the Company’s cost estimates;
(15)	the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(16)	consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;
(17)	the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;
(18)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 140 countries and territories under the following brand names, Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots, Sean John, Missoni, Daisy Fuentes, Tom Ford, Mustang, Coach, Ojon and Eyes by Design.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Year Ended
	June 30		Percent	June 30		Percent
	2008	2007	Change	2008	2007	Change

Net Sales	$2,012.1	$1,762.4	14.2%	$7,910.8	$7,037.5	12.4%
Cost of sales	490.6	421.7		1,996.8	1,774.8
Gross Profit	1,521.5	1,340.7	13.5%	5,914.0	5,262.7	12.4%
Gross Margin	75.6%	76.1%		74.8%	74.8%

Operating expenses:
Selling, general and administrative	1,319.5	1,179.1		5,102.9	4,511.7
Special charges related to cost savings initiative	0.9	0.7		0.4	1.1
	1,320.4	1,179.8	11.9%	5,103.3	4,512.8	13.1%
Operating Expense Margin	65.6%	67.0%		64.5%	64.1%

Operating Income	201.1	160.9	25.0%	810.7	749.9	8.1%
Operating Income Margin	10.0%	9.1%		10.3%	10.7%

Interest expense, net	14.0	15.7		66.8	38.9
Earnings before Income Taxes, Minority Interest and Discontinued Operations	187.1	145.2	28.9%	743.9	711.0	4.6%
Provision for income taxes	62.2	56.1		259.9	255.2
Minority interest, net of tax	(4.7)	(0.7)		(10.2)	(7.1)
Net Earnings from Continuing Operations	120.2	88.4	36.0%	473.8	448.7	5.6%
Discontinued operations, net of tax	—	0.2		—	0.5
Net Earnings	$120.2	$88.6	35.7%	$473.8	$449.2	5.5%

Basic net earnings per common share:
Net earnings from continuing operations	$.62	$.46	35.5%	$2.44	$2.20	11.2%
Discontinued operations, net of tax	—	.00		—	.00
Net earnings	$.62	$.46	35.2%	$2.44	$2.20	11.1%

Diluted net earnings per common share:
Net earnings from continuing operations	$.61	$.45	36.1%	$2.40	$2.16	11.3%
Discontinued operations, net of tax	—	.00		—	.00
Net earnings	$.61	$.45	35.8%	$2.40	$2.16	11.2%

Weighted average common shares outstanding:
Basic	194.4	193.8		193.9	204.3
Diluted	197.9	198.2		197.1	207.8

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended				Year Ended
	June 30		Percent Change		June 30		Percent Change
			Reported	Local			Reported	Local
	2008	2007	Basis	Currency	2008	2007	Basis	Currency

NET SALES
By Region:
The Americas	$903.5	$859.5	5.1%	4.3%	$3,711.5	$3,560.9	4.2%	3.5%
Europe, the Middle East & Africa	820.8	661.4	24.1	15.0	3,006.7	2,493.4	20.6	12.3
Asia/Pacific	287.8	241.5	19.2	11.7	1,192.6	983.2	21.3	14.6
Total	$2,012.1	$1,762.4	14.2%	9.3%	$7,910.8	$7,037.5	12.4%	8.2%

By Product Category:
Skin Care	$789.3	$664.0	18.9%	13.0%	$2,996.8	$2,601.0	15.2%	10.3%
Makeup	754.3	670.7	12.5	8.3	3,000.4	2,712.7	10.6	6.8
Fragrance	339.4	314.1	8.1	3.0	1,432.0	1,308.6	9.4	4.9
Hair Care	115.9	103.7	11.8	9.5	427.1	377.1	13.3	11.2
Other	13.2	9.9	33.3	30.3	54.5	38.1	43.0	39.4
Total	$2,012.1	$1,762.4	14.2%	9.3%	$7,910.8	$7,037.5	12.4%	8.2%

OPERATING INCOME (LOSS)
By Region:
The Americas	$34.5	$81.4	(57.6)%		$228.3	$336.4	(32.1)%
Europe, the Middle East & Africa	139.8	66.3	100.0+		433.1	321.4	34.8
Asia/Pacific	27.7	13.9	99.3		149.7	93.2	60.6
Special charges related to cost savings initiative	(0.9)	(0.7)			(0.4)	(1.1)
Total	$201.1	$160.9	25.0%		$810.7	$749.9	8.1%

By Product Category:
Skin Care	$107.3	$68.9	55.7%		$405.6	$341.5	18.8%
Makeup	75.7	73.5	3.0		359.4	339.3	5.9
Fragrance	21.2	6.9	100.0+		36.2	28.1	28.8
Hair Care	(1.4)	11.6	(100.0+)		11.5	42.5	(72.9)
Other	(0.8)	0.7	(100.0+)		(1.6)	(0.4)	(100.0+)
Special charges related to cost savings initiative	(0.9)	(0.7)			(0.4)	(1.1)
Total	$201.1	$160.9	25.0%		$810.7	$749.9	8.1%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	June 30	June 30
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$401.7	$253.7
Accounts receivable, net	1,038.8	860.5
Inventory and promotional merchandise, net	987.2	855.8
Prepaid expenses and other current assets	359.5	269.4
Total Current Assets	2,787.2	2,239.4

Property, Plant and Equipment, net	1,043.1	880.8
Other Assets	1,180.9	1,005.5
Total Assets	$5,011.2	$4,125.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$118.7	$60.4
Accounts payable	361.7	314.7
Other current liabilities	1,218.8	1,125.6
Total Current Liabilities	1,699.2	1,500.7

Noncurrent Liabilities
Long-term debt	1,078.2	1,028.1
Other noncurrent liabilities and minority interest	580.6	397.9
Total Stockholders’ Equity	1,653.2	1,199.0
Total Liabilities and Stockholders’ Equity	$5,011.2	$4,125.7

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Year Ended
	June 30
	2008	2007
Cash Flows from Operating Activities
Net earnings	$473.8	$449.2
Depreciation and amortization	250.7	207.2
Deferred income taxes	(115.6)	9.9
Other items	84.5	65.7
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(86.5)	(68.0)
Increase in inventory and promotional merchandise, net	(70.7)	(70.8)
Increase in accounts payable and other accrued liabilities	172.2	104.4
Other operating assets and liabilities, net	(18.3)	(30.3)
Net cash flows provided by operating activities from continuing operations	690.1	667.3
Net cash flows used for operating activities of discontinued operations	—	(5.7)
Net cash flows provided by operating activities	$690.1	$661.6

Capital expenditures	$357.8	$312.1
Repayments and redemptions of debt	5.9	37.2
Payments to acquire treasury stock	129.6	1,004.3
Dividends paid	106.6	103.6

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